Exhibit A-3
(Unaudited)

Nicor Inc.
Consolidating Statement of Retained Earnings
For The Year Ended December 31, 2002
(Millions)

				Nicor Energy
		Nicor	Birdsall,	Ventures
	Nicor Inc.	Gas	Inc. (a)	Company (b)

Balance at beginning of year	$592.6	$400.7	$174.4	$6.6
Net income (loss)	129.0	109.1	19.2	(1.2)
Dividends on common stock	(81.1)	(85.0)	(20.0)	—
Dividends on preferred stock	(0.2)	(0.3)	—	—
Reacquired and cancelled stock	(19.0)	—	—	—

Balance at end of year	$621.3	$424.5	$173.6	$5.4

[Additional columns below]

[Continued from above table, first column(s) repeated]

		Nonoperating
		Subsidiaries,
		Adjustments
	Nicor	and
	Horizon, Inc.	Eliminations	Consolidated

Balance at beginning of year	$0.1	$(580.9)	$593.5
Net income (loss)	0.8	(128.9)	128.0
Dividends on common stock	—	105.0	(81.1)
Dividends on preferred stock	—	0.3	(0.2)
Reacquired and cancelled stock	—	—	(19.0)

Balance at end of year	$0.9	$(604.5)	$621.2

(a)	From Birdsall, Inc. consolidated column on Exhibit A-6.
(b)	From Nicor Energy Ventures Company consolidated column on Exhibit A-9.

Note:	Subsidiaries combined under “Other Subsidiaries” in Exhibits A-4 through A-9 aggregate less than 2% of Nicor Inc. consolidated assets or consolidated revenue.